Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2013 SECOND QUARTER RESULTS

Mentor, Ohio (October 31, 2012)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2013 second quarter ended September 30, 2012. Included in the financial results is a $21.5 million pre-tax adjustment, based on actual experience through the second quarter, of the SYSTEM 1 Rebate Program liability. As reported, fiscal 2013 second quarter revenue was $356.3 million compared with $342.7 million in the second quarter of fiscal 2012. Operating income for the second quarter was $62.3 million compared with $47.6 million in the second quarter of fiscal 2012. Net income was $40.1 million, or $0.68 per diluted share, compared with net income of $29.6 million, or $0.50 per diluted share in the second quarter of fiscal 2012.

Of the $21.5 million pre-tax adjustment, $20.4 million is attributable to the Customer Rebate portion of the Program and was recorded as an increase to revenue, and $1.1 million is attributable to the disposal costs of SYSTEM 1 units to be returned and was recorded as a reduction to cost of revenue. Adjusted revenue excludes the $20.4 million Rebate Program adjustment. Adjusted net income and adjusted diluted earnings per share exclude the impact of the SYSTEM 1 Rebate Program, amortization of purchased intangible assets, acquisition related transaction and integration costs, and certain other items identified in the attached table to provide comparative analysis.

Adjusted revenue for the second quarter of fiscal 2013 was $335.9 million, a decline of 2% compared to the second quarter of fiscal 2012. Adjusted net income for the second quarter of fiscal 2013 was $31.0 million, or $0.53 per diluted share, the same as adjusted net income for the second quarter of fiscal 2012.

“We are pleased with the performance of our business for the first half of the fiscal year,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “During the second quarter, we experienced softening in our international revenue which was offset by demand in the U.S. Excluding the impact from SYSTEM 1E, we had solid organic revenue growth in our Healthcare segment in the U.S., with strength in several new product areas. Our integration of the U.S. Endoscopy acquisition is on schedule and is performing in-line with our expectations.”

STERIS Corporation

News Announcement

Segment Results

As reported, Healthcare revenue in the quarter was $256.8 million compared with $243.2 million in the same period last year. Adjusted revenue was $236.4 million in the second quarter of fiscal 2013, down 3% from the prior year. Contributing to the quarter, consumable revenue grew 12% and service revenue grew 2%, while capital equipment revenue declined 11%, primarily due to comparison with the ramp-up of SYSTEM 1E during the prior year. The performance of the Healthcare consumable franchise reflected a combination of good performance from U.S. Endoscopy, which closed on August 15, 2012, and other consumables offset by continued declines in S20 sterilant. Regarding capital equipment, excluding SYSTEM 1E unit sales, capital equipment revenue grew 2%, with good performance in the U.S. offset by weakness internationally. As reported, segment operating income was $42.1 million compared with $28.0 million in last year’s second quarter. Adjusted segment operating income was $26.7 million in the second quarter of fiscal 2013 compared with $29.8 million in the same period last year. The decline in adjusted segment operating income year-over-year was the result of lower revenue attainment due to the impact of the phase out of S20 sterilant and the expected post-transition decline in SYSTEM 1E unit sales.

Life Sciences second quarter revenue declined 7% to $54.6 million compared with $58.9 million in the second quarter of fiscal 2012. Consumable revenue grew 5% and service revenue increased 1% while capital equipment revenue declined 24%. The Company believes that the decline in capital equipment revenue is due to timing, as shipments within the segment tend to vary from quarter to quarter. Life Sciences operating income was $10.5 million, or 19.3% of revenue, compared with $11.1 million, or 18.8% of revenue, in the same period last year. The improvement in operating margin is primarily attributable to the mix shift in the business toward recurring revenue.

Fiscal 2013 second quarter revenue for Isomedix Services was $44.3 million compared with $40.0 million in the same period last year, an increase of 11%. Revenue benefitted from increased volumes from core medical device Customers as well as the acquisition of Biotest in March 2012. Operating income was $12.7 million in the quarter compared with $11.2 million in the second quarter of last year.

STERIS Corporation

News Announcement

Cash Flow

Net cash provided by operations for the six months of fiscal 2013 was $112.0 million, compared with $60.5 million last year. Free cash flow (see note 1) for the first half of fiscal 2013 was $67.0 million, compared with $26.1 million in the prior year. The improvement in free cash flow is primarily due to improvements in working capital management, specifically the anticipated reduction of over $20 million in SYSTEM 1E related inventory and lower days sales outstanding.

Dividend Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.19 per common share. The dividend is payable December 19, 2012 to shareholders of record at the close of business on November 21, 2012.

Outlook

As a result of recent acquisitions as well as the Rebate Program reversal in the quarter, the Company will only be providing adjusted guidance going forward. Adjusted revenue and adjusted earnings per diluted share exclude the impact of the SYSTEM 1 Rebate Program, amortization of purchased intangible assets, acquisition related transaction and integration costs, and certain other items to provide comparative analysis.

The Company’s expectations for both adjusted revenue and adjusted earnings per diluted share remain unchanged for fiscal 2013: total Company adjusted revenue growth for fiscal 2013 in the range of 3-4% and adjusted earnings per diluted share in the range of $2.15 to $2.35.

The Company’s outlook for fiscal 2013 reflects certain key assumptions, some of which are listed below:

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of September 28, 2012.

•	The Company has assumed a modest increase in raw material costs.

•	Excludes restructuring expenses from the Company’s ongoing efficiency efforts.

•	Excludes the impact of the Medical Device Excise Tax; potential diluted earnings per share impact could be in the range of $0.02 to $0.04.

•	EBIT as a percent of revenue is anticipated to be approximately 15% on an adjusted basis.

•	The effective tax rate is anticipated to be approximately 35%.

STERIS Corporation

News Announcement

For the full fiscal year 2013, free cash flow (see note 1) is anticipated to be approximately $130 million excluding the SYSTEM 1 Rebate Program and class action settlement, or $100 million including those items. Capital expenditures are anticipated to be approximately $95 million, as the Company is investing in several major projects within its facilities that are designed to improve quality, reduce cost and add value to our current product offering.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1- 800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time on October 31, 2012, either over the Internet at www.steris-ir.com or via phone by calling 1- 866-501-0069 in the United States and Canada, or 1- 203-369-1813 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 6,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS defines free cash flow as net cash flows from operating activities less purchases of property, plant, equipment and intangibles plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies. Please see the attached financial tables for a complete reconciliation of these non-GAAP numbers to the nearest GAAP information.

# # #

STERIS Corporation

News Announcement

This press release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this press release, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in this press release, the referenced conference call or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings or revenue trends or future financial results (including without limitation the settlement of the SYSTEM 1 class action litigation and the regulatory matters related to SYSTEM 1E or its accessories). References to products, the consent decree, the transition or rebate program, or the class action settlement, are summaries only and should not be considered the specific terms of the decree, settlement, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications or the Company’s rebate program, transition plan or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the April 20, 2010 consent decree and related transition plan and rebate program, the SYSTEM 1E device, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (d) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments, or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated growth, cost savings, rebate assumptions, new product acceptance, performance or approvals, including without limitation SYSTEM 1E and accessories thereto, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our business, industry or initiatives including, without limitation, the consent decree, rebate program, and the transition from the SYSTEM 1 processing system and adjustments to related reserves, or those matters described in our Form 10-K for the year ended March 31, 2012 and other securities filings, may adversely impact company performance, results, prospects or value, (g) the possibility that anticipated financial results or benefits of recent acquisitions will not be realized or will be other than anticipated, (h) the effect of the contraction in credit availability, as well as the ability of our Customers and suppliers to adequately access the credit markets when needed, and (i) those risks described in our securities filings including our Annual Report on Form 10-K for the year ended March 31, 2012, and other securities filings.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$335,921	$342,707	$672,881	$661,346
SYSTEM 1 Rebate Program	20,400	—	20,400	—

Revenues, net	356,321	342,707	693,281	661,346
Cost of revenues	204,300	209,398	404,008	395,112
Cost of revenues—SYSTEM 1 Rebate Program	(1,100)	—	(1,100)	—

Gross profit	153,121	133,309	290,373	266,234

Operating expenses:
Selling, general, and administrative	81,040	76,652	160,814	153,661
Research and development	9,852	8,915	19,164	17,672
Restructuring expense	(48)	99	(184)	357

Total operating expenses	90,844	85,666	179,794	171,690

Income from operations	62,277	47,643	110,579	94,544
Non-operating expense, net	3,375	2,399	6,088	5,503
Income tax expense	18,757	15,680	33,992	30,746

Net income	$40,145	$29,564	$70,499	$58,295

Earnings per common share (EPS) data:
Basic	$0.69	$0.50	$1.21	$0.99

Diluted	$0.68	$0.50	$1.20	$0.98

Cash dividends declared per common share outstanding	$0.19	$0.17	$0.36	$0.32

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	58,264	58,744	58,088	59,000
Diluted number of common shares outstanding	58,792	59,380	58,552	59,741

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	September 30,	March 31,
	2012	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$156,609	$150,821
Accounts receivable, net	231,034	280,324
Inventories, net	160,537	157,712
Other current assets	57,506	63,026

Total Current Assets	605,686	651,883
Property, plant, and equipment, net	413,763	386,409
Goodwill and intangible assets, net	584,328	337,784
Other assets	28,955	29,620

Total Assets	$1,632,732	$1,405,696

Liabilities and Equity
Current liabilities:
Accounts payable	$70,575	$83,188
Accrued SYSTEM 1 Rebate Program and class action settlement	26,446	69,065
Other current liabilities	134,687	126,142

Total Current Liabilities	231,708	278,395
Long-term debt	434,340	210,000
Other liabilities	85,058	94,637
Equity	881,626	822,664

Total Liabilities and Equity	$1,632,732	$1,405,696

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$236,420	$243,176	$465,934	$466,400
SYSTEM 1 Rebate Program	20,400	—	20,400	—

Healthcare, net	256,820	243,176	486,334	466,400
Life Sciences	54,577	58,915	115,073	111,783
STERIS Isomedix Services	44,284	39,999	90,340	82,002

Total Reportable Segments	355,680	342,090	691,746	660,185
Corporate and Other	640	617	1,534	1,161

Total Segment Revenues	$356,321	$342,707	$693,281	$661,346

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Operating Income:
Healthcare	$42,147	$27,994	$64,877	$54,262
Life Sciences	10,549	11,064	22,403	20,523
STERIS Isomedix Services	12,667	11,215	28,245	24,174

Total Reportable Segments	65,363	50,273	115,525	98,959
Corporate and Other	(3,086)	(2,630)	(4,946)	(4,415)

Total Operating Income	$62,277	$47,643	$110,579	$94,544

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended
	September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$70,499	$58,295
Non-cash items	44,395	50,428
Change in Accrued SYSTEM 1 Rebate Program and class action settlement	(42,619)	(15,921)
Changes in operating assets and liabilities	39,748	(32,265)

Net cash provided by operating activities	112,023	60,537

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(45,062)	(34,445)
Proceeds from sale of property, plant, equipment and intangibles	22	—
Investments in businesses, net of cash acquired	(276,595)	(22,269)

Net cash used in investing activities	(321,635)	(56,714)

Financing Activities:
Proceeds under credit facilities, net	224,340	—
Repurchases of common shares	(2,688)	(43,679)
Cash dividends paid to common shareholders	(20,946)	(18,928)
Stock option and other equity transactions, net	11,709	3,172
Tax benefit from stock options exercised	1,772	745

Net cash used in financing activities	214,187	(58,690)
Effect of exchange rate changes on cash and cash equivalents	1,213	(4,038)

Decrease in cash and cash equivalents	5,788	(58,905)
Cash and cash equivalents at beginning of period	150,821	193,016

Cash and cash equivalents at end of period	$156,609	$134,111

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Six Months Ended
	September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$112,023	$60,537
Purchases of property, plant, equipment, and intangibles, net	(45,062)	(34,445)
Proceeds from the sale of property, plant, equipment, and intangibles	22	—

Free Cash Flow	$66,983	$26,092

	Twelve Months Ended
	March 31,
	2013	2013(1)
	(Outlook)	(Outlook)
Calculation of free cash flow for outlook:
Cash flows from operating activities	$195,000	$195,000
Purchases of property, plant, equipment, and intangibles, net	(95,000)	(95,000)
Payments associated with the SYSTEM 1 Rebate Program and class action settlement, net of tax benefit	—	30,000

Free Cash Flow	$100,000	$130,000

(1)	Adjusted to exclude the impact of the payments associated with the SYSTEM 1 Rebate Program and class action settlement.

STERIS Corporation

Non-GAAP Earnings Per Share and Outlook

The Company has referred to an adjusted financial measure regarding the results of operations excluding certain items to provide meaningful comparative analysis between the periods. This financial measure is considered to be a “non-GAAP financial measure” under Securities Exchange Commission rules. Reconciliation of the financial measure to its nearest GAAP financial measure is provided in the table below.

	Three months ended		Six months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income per diluted share	$0.68	$0.50	$1.20	$0.98
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	(0.22)	—	(0.22)	—
Inventory “step up” to fair value, net of tax	0.01	0.01	0.01	0.01
Amortization and impairment of purchased intangible assets, net of tax	0.02	0.02	0.03	0.03
Acquisition related transaction and integration expenses, net of tax	0.04	—	0.04	—

Adjusted net income per diluted share	$0.53	$0.53	$1.06	$1.02

	Twelve months ended
	March 31
	2013	2012
	(Outlook)*	(Unaudited)
Net Income per diluted share	$2.22 - $2.42	$2.31
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	(0.22)	(0.18)
S1E inventory reserve, net of tax	—	0.03
Inventory “step up” to fair value, net of tax	0.01	0.01
Amortization and impairment of purchased intangible assets, net of tax	0.09	0.08
Gain from fair value adjustment of acquisition related contingent consideration, net of tax	—	(0.03)
Acquisition related transaction and integration expenses, net of tax	0.05	—

Adjusted net income per diluted share	$2.15 - $2.35	$2.22

*	All amounts are estimates.

STERIS Corporation

Non-GAAP Financial Measures

(In thousands, except per share data)

The Company has referred to certain adjusted financial measures regarding the results of operations excluding certain items to provide meaningful comparative analysis between the periods. These financial measures are considered to be “non-GAAP financial measure” under Securities Exchange Commission rules. Reconciliation of each financial measure to its nearest GAAP financial measure is provided in the table below.

	Three months ended		Six months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$356,321	$342,707	$693,281	$661,346
Impact of SYSTEM 1 Rebate Program	(20,400)	—	(20,400)	—

Adjusted revenues	$335,921	$342,707	$672,881	$661,346

Gross Profit	153,121	133,309	290,373	266,234
Impact of SYSTEM 1 Rebate Program	(21,500)	—	(21,500)	—
Amortization of inventory “step up” to fair value	747	667	846	572
Restructuring	—	(33)	—	(71)

Adjusted gross profit	132,368	133,943	269,719	266,735

Operating income	$62,277	$47,643	$110,579	$94,544
Impact of SYSTEM 1 Rebate Program	(21,500)	—	(21,500)	—
Amortization of inventory “step up” to fair value	747	667	846	572
Amortization and impairment of purchased intangible assets	2,256	1,437	3,281	2,894
Acquisition related transaction and integration costs	3,448	—	3,555	—
Restructuring	(48)	66	(184)	287

Adjusted operating income	$47,180	$49,813	$96,577	$98,297

Net income	$40,145	$29,564	$70,499	$58,295
Impact of SYSTEM 1 Rebate Program, net of tax	(13,115)	—	(13,115)	—
Amortization of inventory “step up” to fair value, net of tax	456	427	516	366
Amortization and impairment of purchased intangible assets, net of tax	1,376	920	2,001	1,852
Acquisition related transaction and integration costs	2,103	—	2,169	—
Restructuring, net of tax	(30)	42	(112)	184

Adjusted net income	$30,935	$30,953	$61,958	$60,697

Healthcare revenues	$256,820	$243,176	$486,334	$466,400
Impact of SYSTEM 1 Rebate Program	(20,400)	—	(20,400)	—

Adjusted Healthcare revenues	$236,420	$243,176	$465,934	$466,400

Healthcare capital revenues	$132,936	$127,077	$247,369	$233,969
Impact of SYSTEM 1 Rebate Program	(20,400)	—	(20,400)	—

Adjusted Healthcare capital revenues	$112,536	$127,077	$226,969	$233,969

Healthcare operating income	$42,147	$27,994	$64,877	$54,262
Impact of SYSTEM 1 Rebate Program	(21,500)	—	(21,500)	—
Amortization of inventory “step up” to fair value	747	667	846	572
Amortization and impairment of purchased intangible assets	1,859	1,038	2,484	2,102
Acquisition related transaction and integration costs	3,448	—	3,555	—
Restructuring	(48)	66	(184)	287

Adjusted healthcare operating income	$26,653	$29,765	$50,078	$57,223

STERIS Isomedix Services operating income	$12,667	$11,215	$28,245	$24,174
Amortization and impairment of purchased intangible assets	345	298	690	594

Adjusted STERIS Isomedix Services operating income	$13,012	$11,513	$28,935	$24,768

Capital revenues	$149,676	$149,225	$288,094	$273,844
Impact of SYSTEM 1 Rebate Program	(20,400)	—	(20,400)	—

Adjusted capital revenues	$129,276	$149,225	$267,694	$273,844

United States revenues	$271,788	$257,635	$534,192	$502,471
Impact of SYSTEM 1 Rebate Program	(20,400)	—	(20,400)	—

Adjusted United States revenues	$251,388	$257,635	$513,792	$502,471

STERIS Corporation

Unaudited Supplemental Financial Data

Second Quarter Fiscal 2013

As of September 30, 2012

	FY 2013	FY 2012	FY 2013	FY 2012
	Q2	Q2	YTD	YTD
Total Company Revenues
Capital	$149,676	$149,225	$288,094	$273,844

Adjusted capital revenues (1)	129,276	149,225	267,694	$273,844
Consumables	81,974	74,277	157,309	151,671
Service	124,671	119,205	247,878	235,831

Total Recurring	206,645	193,482	405,187	387,502

Total Revenues	$356,321	$342,707	$693,281	$661,346

Adjusted total revenues (1)	$335,921	$342,707	$672,881	$661,346

United States Revenues	$271,788	$257,635	$534,192	$502,471
Adjusted United States Revenues (1)	251,388	257,635	513,792	502,471
United States Revenues as a % of Total	75%	75%	76%	76%
International Revenues	$84,532	$85,072	$159,088	$158,875
International Revenues as a % of Total	25%	25%	24%	24%

Segment Data	Q2	Q2	YTD	YTD
Healthcare
Revenues
Capital	$132,936	$127,077	$247,369	$233,969
Adjusted Capital (1)	$112,536	$127,077	$226,969	$233,969
Consumables	63,422	56,684	119,754	115,789
Service	60,462	59,415	119,211	116,642

Total Recurring	123,884	116,099	238,965	232,431

Total Healthcare Revenues	$256,820	$243,176	$486,334	$466,400

Adjusted Total Healthcare Revenues (1)	$236,420	$243,176	$465,934	$466,400
Operating Income	42,147	27,994	64,877	54,262

Adjusted Operating Income/(Loss) (1)	26,653	29,765	50,078	57,223

Life Sciences
Revenues
Capital	$16,740	$22,148	$40,725	$39,793
Consumables	18,552	17,593	37,555	35,882
Service	19,285	19,174	36,793	36,108

Total Recurring	37,837	36,767	74,348	71,990

Total Life Sciences Revenues	$54,577	$58,915	$115,073	$111,783

Operating Income	10,549	11,064	22,403	20,523

Isomedix Services
Revenues	$44,284	$39,999	$90,340	$82,002
Operating Income	12,667	11,215	28,245	24,174

Corporate and Other
Revenues	$640	$617	$1,534	$1,161
Operating Income (Loss)	(3,086)	(2,630)	(4,946)	(4,415)

Other Data	Q2	Q2	YTD	YTD
Healthcare Backlog	$119,249	$148,197	$119,249	$148,197
Life Sciences Backlog	50,573	41,193	50,573	41,193

Total Backlog	$169,822	$189,390	$169,822	$189,390

Free Cash Flow	$21,241	$29,699	$66,983	$26,092
Net Debt	$277,731	$75,889	$277,731	$75,889

(1)	The Company has referred to certain adjusted financial measures regarding the results of operations excluding certain items to provide meaningful comparative analysis between the periods. These financial measures are considered to be “non-GAAP financial measure” under Securities Exchange Commission rules. Reconciliation of each financial measure to its nearest GAAP financial measure is provided in the table below.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.